EXHIBIT 10.1

TRANSITION AGREEMENT AND FULL RELEASE

This Transition Agreement and Full Release is entered into between DAVID A. MARTIN (“the Executive”) and AEGION CORPORATION (“the Company”) as of November 18, 2017.

1. Parties and Definitions.

1.01    The word “Aegion” means the Company and any related organizations, corporations, parent companies, holding companies, subsidiaries, plans, benefit plans, associations or other affiliated entities (by either ownership or control, or both). In addition, the word “Aegion” means any one or more of the current and former employees, officers, directors, shareholders, trustees, administrators, fiduciaries, members, agents, or contractors, both individually and in their representative capacities, of Aegion. The word “Aegion” also means the administrators, fiduciaries and trustees of any employee benefit, welfare, pension, or retirement plan associated with the Executive’s employment with the Company. Finally, the word “Aegion” also means any one or more of the heirs, successors, assigns, insurers or legal representatives of any one or more of the entities mentioned in this paragraph.

1.02    The word “Martin” means the Executive, an individual, and any one or more of his spouse, heirs, executors, assigns, or legal representatives.

1.03    The words “Party” or “Parties” mean the Company, the Executive, or both of them.

1.04    The words “Transition Agreement” mean this Transition Agreement and Full Release.

1.05    Except as provided below in this Section 1.05, the word “Claim” means any one or more of the following:

(a)any indebtedness, claim, damages, cause of action, suit for legal or equitable relief, costs and liabilities of every nature and description, either direct or consequential;

(b)any claim arising under federal, state or local statute, regulation, executive order, or ordinance (including, without limitation, those regulating any one or more of labor relations, employment relations, employment discrimination, fair employment practices, human rights, civil rights, exercise of worker’s compensation rights, wages, hours of work, occupational safety and health, retaliatory discharge, benefit plans or any other aspect of employment, compensation or benefits);

(c)any claim related to or arising from the Executive’s employment with or termination from the Company; and

(d)any claim arising under common law, including any contract claim, whether oral or written, and any tort claim;

1.06    The words “Separation Sum” mean the amount of Five Hundred Sixty-Five Thousand Three Hundred Fifty Dollars and Zero Cents ($565,350.00), less all withholding amounts required by law, which is the equivalent of eighteen (18) months of the Executive’s regular pay, to be paid in installments via regularly scheduled payroll until paid in full, as set forth in Section 3.05 of this Transition Agreement.

1.07    The words “Transition Period” mean from November 18, 2017 through March 31, 2018.

2. Recitals.
2.01    The Executive hereby resigns, effective November 18, 2017 (the “Transition Date”) as (a) Executive Vice President and Chief Financial Officer of the Company, (b) as an officer and/or director of each and every subsidiary of the Company for which the Executive serves as a director and/or officer, and (c) as a trustee for the Aegion Corporation 401(k) Profit Sharing Plan, the Aegion Energy Services, Inc. 401(k) Profit Sharing Plan, the Aegion Corporation Senior Management Voluntary Deferred Compensation Plan, and the Brinderson Executive Compensation Plan, and the Executive agrees to take any further action reasonably requested by the Company to effectuate the foregoing. The Executive will remain an employee of the Company through March 31, 2018, on which date the Executive’s employment will automatically terminate, unless his employment is terminated earlier (the date on which the Executive’s employment with Aegion terminates, the “Last Day of Employment”).

2.02    If the Executive chooses to enter into this Transition Agreement, the Executive must sign and return this Transition Agreement to Stephen Callahan, Senior Vice President, Human Resources, so that it is received by Mr. Callahan no later than 9:00 a.m. CST, November 18, 2017.

2.03    The Parties desire to compromise all Claims that Martin has or may have against Aegion as of the Transition Date.

2.04    In consideration of this Transition Agreement, the Parties each accept its provisions. This Transition Agreement states the Parties’ transition agreement formally and completely.

3. Rights and Duties of the Parties.

3.01    Martin releases Aegion and all other persons and entities from any Claim against Aegion and waives any right of his to sue Aegion for legal or equitable relief, or both, on any Claim against Aegion. In addition, and without limiting the generality of the foregoing, and except as otherwise prohibited by law, the release and the waiver in this paragraph apply to any one or more of the following specific matters:

(a)	the Executive’s employment with the Company;

(b)	any policy, practice, decision, promise, agreement, conduct, act or omission by Aegion prior to this date;

(c)
any compensation, benefit, or benefit plan associated with the Executive’s employment with Aegion, including but not limited to compensation, benefits and benefit plans governed by the Employee Retirement Income Security act of 1974 (“ERISA”); and/or

(d)	any transaction, occurrence, act, or omission concerning or arising from either the Executive’s employment with the Company or the termination of that employment, or both.

The Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to various governmental entities. No provisions in this Transition Agreement are intended to prohibit the Executive from disclosing this Transition Agreement to, or from cooperating with or reporting violations to, any such governmental entity, and the Executive may do so without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Transition Agreement would require Martin to waive any monetary award or other payment that he might become entitled to from any such governmental entity. Further, nothing in this Transition Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, Martin may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Executive has filed or is filed on the Executive’s behalf.

Notwithstanding anything contained herein to the contrary, this release does not include (and the Executive does not release) the following: (i) any claims arising out of or related to the rights of the Executive set forth in this

Transition Agreement or the Separation Agreement (such as right to payment of the Separation Sum), and (ii) rights to indemnification for third-party claims against the Executive arising out of his service as an employee, officer, or director of Aegion, to the extent those rights are conferred via the Company’s Amended and Restated Certificate of Incorporation, as amended, and/or Title 8, Section 154 of the Delaware General Corporation Law (“Permitted Claims”).

3.02    The Executive has not filed and, subject to Section 3.01, agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim, or proceeding against Aegion before any local, state, or federal agency, court, or other body relating to the Executive’s employment or the termination of his employment (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Martin hereby waives, subject to Section 3.01, any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.03    The Company hereby releases, gives up and waives any and all known and unknown rights, causes of action, lawsuits and claims for liability the Company may now or in the future have against the Executive in any way arising out of, based upon or relating to (i) the Executive’s employment with the Company or any of its subsidiaries, or the termination of or resignation from such employment, (ii) any promise, policy, agreement, action or conduct of the Executive to date, or (iii) any fact occurring prior to this date, except for rights, claims, causes of action and claims for liability against the Executive in any way based on any criminal conduct by the Executive, any knowing or intentional violation of law by the Executive, or any fraud or breach of fiduciary duty by the Executive (“Retained Claims”). Notwithstanding anything contained herein to the contrary, this release does not include (and the Company does not release) any Retained Claims, any claim for breach of this Agreement or any confidentiality, non-solicitation or non-competition agreement signed by the Executive, or any claims arising after this date.

3.04    In addition to signing this Transition Agreement and as an additional condition to receiving the Separation Sum and other consideration provided for in this Transition Agreement, Martin will execute and deliver to the Company the Separation Agreement and Full and Final Release (“Separation Agreement”) in the form attached hereto as Exhibit A after his Last Day of Employment, but before 5:00 CDT on April 7, 2018.

3.05    If Martin accepts and signs the Separation Agreement and does not revoke the release of claims under the Age Discrimination in Employment Act (“ADEA”) as described in Paragraph 3.03(g) of the Separation Agreement, then Aegion shall pay the first installment of the Separation Sum, less all withholding amounts required by law, with the first payroll following the expiration of the revocation period described in Paragraph 3.03(g) of the Separation Agreement. The remainder of the severance will be paid on a pro rata basis with regularly scheduled payroll for a total period of eighteen (18) months, inclusive of the date of the first installment. However, should Martin revoke his waiver of his rights and claims under the ADEA during the revocation period such that Aegion does not receive a full release and such that Martin could pursue claims and rights under the ADEA, the amount of the Separation Sum shall be reduced to the amount of Ten Thousand Dollars and Zero Cents ($10,000.00), less withholdings required by law, to be paid with the first payroll following Martin’s revocation. In addition, the Executive shall continue to be entitled to all rights of indemnification provided to officers of the Company to the same extent as other officers of the Company.

3.06    If Martin accepts and signs the Separation Agreement and does not revoke the release of claims under the ADEA as described in Paragraph 3.02(g) of the Separation Agreement, and Martin elects to continue his group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and takes all necessary actions to elect such coverage, then, for the coverage period that coincides with his severance payments and for the coverage level effective as of the date of this Transition Agreement, Martin’s COBRA premium shall be reduced to his normal employee contribution rate. After the Severance Period expires, Martin shall be responsible for paying the full amount of the COBRA premium, in the event he elects to continue COBRA coverage.

3.07    Aegion will pay directly to a vendor of the Company’s choice up to Fifteen Thousand Dollars and Zero Cents ($15,000.00) for outplacement services for the Executive.

3.08    Martin’s rights to the 2015 restricted stock unit and performance unit awards issued to Martin via the 2015 Restricted Stock Unit Agreement and 2015 Performance Unit Agreement (“2015 Equity Agreements”), respectively, will remain outstanding, provided that the Executive remains employed by the Company through February

18, 2018, and such awards will vest in accordance with the terms of the 2015 Equity Agreements. If the Executive remains employed by the Company through March 31, 2018, Martin’s rights to the 2016 restricted stock unit awards issued to Martin via the 2016 Restricted Stock Unit Agreement will be treated as if the Executive were terminated without cause. Martin acknowledges that, pursuant to the terms of the 2016 Restricted Stock Unit Agreement, 25/36 of the restricted stock units granted to him via that agreement will vest and he will forfeit the remaining 11/36 of the awarded restricted stock units if the Executive remains employed by the Company through March 31, 2018. The 2017 Restricted Stock Unit Agreement, 2016 Performance Unit Agreement, and 2017 Performance Unit Agreement entered into between the Company and the Executive are expressly terminated effective November 18, 2017.

3.09    If the Executive remains employed with the Company through March 31, 2018, the Executive’s rights under the currently exercisable stock options granted to him in 2012 will be treated as if the Executive were terminated without cause, and the Executive will have until June 29, 2018 to exercise those options. The Executive acknowledges that he must exercise the stock options granted to him in 2011 by January 19, 2018, which is the expiration date of those options. The Executive’s rights to exercise the options granted to him will be in accordance with the terms of each agreement.

3.10    Simultaneous with the execution of this Transition Agreement, the Executive shall sign and submit the resignation letter attached hereto as Exhibit B.

3.11    From November 18, 2017 through the Last Day of Employment, the Executive will serve as a “Special Advisor” of the Company, reporting to the Interim Chief Financial Officer of the Company. The Company shall pay the Executive at a rate of Ten Thousand Dollars and Zero Cents ($10,000.00) per month, less all withholding amounts required by law, while he is serving as a Special Advisor. While the Executive is serving as a Special Advisor, he shall have the option of continuing to participate in the Company’s group health plan, 401(k) plan, and all other benefits for which he was eligible prior to November 18, 2017, and will continue to accrue paid time off through March 31, 2018, as if there were no break or change in his terms of service; however, the Executive agrees that, when his employment terminates on or before March 31, 2018, he will have a zero balance of paid time off. The Executive agrees that during the remaining period of his employment, he shall assist with the transition of his duties to his successor as reasonably requested by the Company and, commensurate with the Executive’s qualifications and historical responsibilities, generally assist with the transition of the business operations of the Company in preparation for his departure. As a Special Advisor, the Executive shall be expected to provide services to the Company, on average of not less than ten (10) hours per week at such times and in such locations as the Company shall specify.

3.12    During the Transition Period, the Executive shall cooperate with the Company in the transition of the Executive’s duties, including but not limited to answering questions and providing information related to the performance of the Executive’s job duties as they existed during his employment with the Company. The Executive shall also cooperate with the Company in the event that Aegion is a party to litigation or other proceeding for which the Executive may have relevant information, evidence or testimony, and the Company shall reimburse the Executive for any lost wages, compensation, and benefits, and any reasonable expenses or costs he incurs with respect thereto.

3.13    On March 31, 2018, Martin shall return all Aegion property, including but not limited to laptops, cell phones, tablets, passwords, keys, badges, documents, credit cards, reimbursement for advanced paid time off that was not earned and/or accrued by the Last Day of Employment, and any other advanced and unearned compensation.

3.14    Martin represents, warrants, and agrees that he has not suffered any work-related injury for which he has not already filed a report with or Claim against Aegion; that Martin has been paid all wages earned at Aegion through November 15, 2017; that Martin is not aware of any existing or threatened claims, charges, or lawsuits that he has not disclosed to Aegion; that Martin does not have any legal reasons-including bankruptcies-that prevent him from fully releasing and waiving all Claims; and that Martin has not sold, assigned, transferred or otherwise conveyed to any third party any of his rights, Claims, actions or demands of any nature whatsoever relating to any matter referenced in this Transition Agreement. Martin acknowledges receipt of all salary, bonuses, incentive awards, accrued paid time off, benefit plan entitlements and other benefits (except any unpaid vested retirement benefits, if any) to which he was or could be entitled by virtue of employment with the Company as of the Transition Date. Martin represents, warrants, and agrees that he has been given an adequate opportunity to advise the Company’s human resources, legal, or other relevant management division, and have so advised such division in writing, of any facts that he is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of Aegion.

3.15    Martin shall avoid any one or more of interference with, disparagement of, or harm to Aegion, and/or Aegion’s employees, clients, services, and/or suppliers. Aegion will direct its directors and executive officers to not denigrate, disparage, or make any derogatory or negative statements about Martin to others outside Aegion, or instruct anyone else to do so.  Nothing in this Section 3.15 shall prevent Martin from giving truthful testimony or information to law enforcement entities, administrative agencies, or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or from making any truthful statements or comments in connection with any securities filings or to comply with any obligations under federal, state or local laws (including without limitation, any federal securities laws).

3.16    During the Transition Period, the Company may terminate the Executive’s employment immediately for “Cause.” For purposes of this Transition Agreement, “Cause” means any one or more of the following: (a) the Executive’s material breach of this Transition Agreement; (b) the Executive’s failure to perform his duties (other than such failure resulting from incapacity due to physical or mental illness); (c) the Executive’s failure to comply with any valid and legal directive of Aegion; (d) the Executive’s engagement in dishonesty, illegal conduct, misconduct, or gross negligence that is demonstrably and materially injurious to Aegion monetarily or otherwise; (e) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with Aegion; (f) the Executive’s engaging in egregious misconduct involving serious moral turpitude; (g) the Executive’s violation of a material policy of Aegion; or (h) the Executive’s material failure to comply with Aegion’s written policies or rules, as they may be in effect from time to time; provided, that the Company may not terminate the Executive’s employment for Cause under clause (a), (b), (g) or (h) of this paragraph unless 1) the Company first provides the Executive with a written notice and description of the issue and the Executive fails to cure the issue within ten (10) days following such written notice, and 2) the issue leading to the termination for Cause can be remedied during the notice and cure period. In the event that Aegion terminates the Executive’s employment for Cause during the Transition Period, all of Aegion’s obligations pursuant to this Transition Agreement are null and void. The Company will not terminate the Executive’s employment with the Company without Cause prior to April 1, 2018.

3.17    The Executive’s employment pursuant to this Transition Agreement will terminate automatically upon his death during the Transition Period, and the Company may terminate the Executive’s employment on account of the Executive’s disability during the Transition Period. If the Executive’s employment is terminated during the Transition Period due to his death or disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Separation Sum, as defined and set forth in Sections 1.06 and 3.05 of the Separation Agreement, and group health plan benefit coverage, as described and set forth in Section 3.06 of the Separation Agreement, provided that the Executive or his estate executes the Separation Agreement prior to April 7, 2018.

3.18    By entering into this Agreement, Aegion admits no liability to Martin. The Parties, by this Agreement, have compromised any existing or potential Claim by Martin against Aegion, as of the Transition Date. In so doing, Aegion intends to extinguish all rights and liabilities concerning any Claim by Martin against Aegion, as of the Transition Date.

4. Miscellaneous.
4.01    Except as provided in this Section 4.01, this Transition Agreement includes all of Martin’s Claims against Aegion as of the Transition Date, whether they are known or unknown and whether they are ascertainable at the time of its execution. This Transition Agreement reflects the Parties’ entire agreement, and it merges all agreements, representations, and understandings between the Parties, whether oral or written, or both, except that all Confidentiality, Work Product, Non-Solicitation, and Non-Competition Agreements entered into by the Executive in conjunction with his employment with the Company remain in full force and effect. In the event that the Executive violates any of the Confidentiality, Work Product, Non-Solicitation, and/or Non-Competition Agreements executed in conjunction with his employment, Aegion’s obligations under this Transition Agreement are null and void. All agreements and obligations related to equity awards issued to the Executive during his employment with the Company remain in full force and effect, except as set forth in Section 3.08 of this Transition Agreement. The stock option agreements executed by the Executive and the Company in 2011 and 2012 remain in full force and effect, except as set forth in Section 3.09 of this Transition Agreement. The Aegion Corporation Executive Change in Control Severance Agreement entered into between the Company and the Executive, dated October 6, 2014 and amended May 2, 2016, is expressly terminated by this Transition Agreement.

4.02    The Parties intend that all provisions of this Transition Agreement comply with the requirements of Internal Revenue Code Section 409A or an exemption therefrom and the treasury regulations and written determinations issued thereunder. Any undefined, ambiguous, or incomplete definitions and provisions shall be construed consistent with this intent. No provision of this Transition Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Transition Agreement as necessary to comply with Section 409A and fulfill the purpose of the voided provision. For purposes of Code Section 409A, each installment payment provided under this Transition Agreement shall be treated as a separate payment. In no event shall Aegion be required to make, nor shall Martin be required to receive, any payment called for by this Transition Agreement at a particular time if such payment at that time shall result in the application of the tax consequences spelled out in Code Section 409A. In that case, payment will be made at such time as will not result in the imposition of any adverse tax consequences spelled out in Code Section 409A. Nothing in this Transition Agreement shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of Section 409A. No provision of this Transition Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Martin to Aegion, or any of their respective affiliates, employees, trustees or agents. All taxes associated with payments made to Martin pursuant to this Transition Agreement, including any liability imposed under Section 409A, shall be borne by Martin. All payments made to Martin pursuant to this Transition Agreement will be subject to applicable withholding for taxes and amounts owed Aegion (if any).

4.03    This Transition Agreement is deemed to have been entered into and accepted in the State of Missouri, and all questions with respect to the formation and construction of this Transition Agreement, and the rights and obligations of the parties hereto, shall be governed by and determined in accordance with the laws of the State of Missouri, which are applicable to agreements entered into and performed entirely within such State, without giving effect to the choice or conflicts of law provisions thereof. Subject to the agreement to arbitrate set forth in this Transition Agreement, each of Aegion and Martin hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Transition Agreement exclusively may be filed, tried and litigated in the Circuit Court of Saint Louis County, Missouri or (if federal jurisdiction exists) the United States District Court for the Eastern District of Missouri. In connection with the foregoing, the Parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts, and any claim that either such forum is not a convenient or not the most convenient forum. In the event of a breach of this Transition Agreement, the breaching Party agrees to pay all costs of enforcement and collection of any and all remedies and damages, including reasonable attorneys’ fees.

4.04    The Parties agree that the prevailing party in any legal action regarding this Transition Agreement or the terms of this Transition Agreement will have reasonable attorney’s fees and costs paid by the other Party.

4.05    The Executive represents and agrees that he has carefully read and fully understands all of the provisions of this Transition Agreement, that he intends to comply with each and every provision in this Transition Agreement, and that he has voluntarily executed this Transition Agreement.

4.06    A copy of this Transition Agreement was delivered to the Executive on November 14, 2017.

IN WITNESS OF THIS AGREEMENT, the Parties have executed it below.

AEGION CORPORATION	DAVID A. MARTIN

By: /s/ Stephen Callahan	/s/ David A. Martin

Title: Senior Vice President, Human Resources	Date: November 17, 2017

Date: November 18, 2017

EXHIBIT A

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This Separation Agreement and Full and Final Release is entered into between DAVID A. MARTIN (“the Executive”) and AEGION CORPORATION (“the Company”) as of March 31, 2018.

1. Parties and Definitions.

1.01    The word “Aegion” means the Company. and any related organizations, corporations, parent companies, holding companies, subsidiaries, plans, benefit plans, associations or other affiliated entities (by either ownership or control, or both). In addition, the word “Aegion” means any one or more of the current and former employees, officers, directors, shareholders, trustees, administrators, fiduciaries, members, agents, or contractors, both individually and in their representative capacities, of Aegion. The word “Aegion” also means the administrators, fiduciaries and trustees of any employee benefit, welfare, pension, or retirement plan associated with the Executive’s employment with the Company. Finally, the word “Aegion” also means any one or more of the heirs, successors, assigns, insurers or legal representatives of any one or more of the entities mentioned in this paragraph.

1.02    The word “Martin” means the Executive, an individual, and any one or more of his spouse, heirs, executors, assigns, or legal representatives.

1.03    The words “Party” or “Parties” mean the Company, the Executive, or both of them.

1.04    The words “Separation Agreement” means this Separation Agreement and Full and Final Release.

1.05    The word “Claim” means any one or more of the following:

(a)	any indebtedness, claim, damages, cause of action, suit for legal or equitable relief, costs and liabilities of every nature and description, either direct or consequential;

(b)any claim arising under federal, state or local statute, regulation, executive order, or ordinance (including, without limitation, those regulating any one or more of labor relations, employment relations, employment discrimination, fair employment practices, human rights, civil rights, exercise of worker’s compensation rights, wages, hours of work, occupational safety and health, retaliatory discharge, benefit plans or any other aspect of employment, compensation or benefits);

(c)any claim related to or arising from the Executive’s employment with or termination from the Company;

(d)any claim arising under common law, including any contract claim, whether oral or written, and any tort claim.

1.06    The words “Separation Sum” mean the amount of Five Hundred Sixty-Five Thousand Three Hundred Fifty Dollars and Zero Cents ($565,350.00), less all withholding amounts required by law, which is the equivalent of eighteen (18) months of the Executive’s regular pay, to be paid in installments via regularly scheduled payroll until paid in full, as set forth in Section 3.05 of this Separation Agreement.

1.07    The words “Severance Period” mean from March 31, 2018 until the last installment of the Separation Sum is paid, as described in Section 3.05 of this Transition Agreement.

2. Recitals.

2.01    The Executive’s resignation from his employment with the Company is effective March 31, 2018.

2.02    Martin acknowledges that the Company provided him with this Separation Agreement on November 14, 2017. If Martin chooses to enter into this Separation Agreement, he must sign and return this Separation Agreement to Stephen Callahan, Senior Vice President, Human Resources, so that it is received by Mr. Callahan no later than 5:00 p.m. CDT, April 7, 2018, but not before 12:00 a.m. CDT on April 1, 2018.

2.03    The Parties desire to compromise all Claims that Martin has or may have against Aegion.

2.04    In consideration of this Separation Agreement, the Parties each accept its provisions. This Separation Agreement states the Parties’ separation agreement formally and completely.

3. Rights and Duties of the Parties.

3.01    Martin releases Aegion and all other persons and entities from any Claim against Aegion and waives any right of his to sue Aegion for legal or equitable relief, or both, on any Claim against Aegion. In addition, and without limiting the generality of the foregoing, and except as otherwise prohibited by law, the release and the waiver in this paragraph apply to any one or more of the following specific matters:

(a)	the Executive’s employment with the Company;

(b)	the termination of the Executive’s employment with the Company;

(c)	any policy, practice, decision, promise, agreement, conduct, act or omission by Aegion prior to this date;

(d)
any compensation, benefit, or benefit plan associated with the Executive’s employment with the Company, including but not limited to compensation, benefits and benefit plans governed by the Employee Retirement Income Security act of 1974 (“ERISA”); and/or

(e)	any transaction, occurrence, act, or omission concerning or arising from either the Executive’s employment with the Company or the termination of that employment, or both.

The Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to various governmental entities. No provisions in this Transition Agreement are intended to prohibit the Executive from disclosing this Transition Agreement to, or from cooperating with or reporting violations to, any such governmental entity, and the Executive may do so without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Transition Agreement would require Martin to waive any monetary award or other payment that he might become entitled to from any such governmental entity. Further, nothing in this Transition Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, Martin may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Executive has filed or is filed on the Executive’s behalf.

Notwithstanding anything contained herein to the contrary, this release does not include (and the Executive does not release) the following: (i) any claims arising out of or related to the rights of the Executive set forth in the Transition Agreement or this Separation Agreement (such as right to payment of the Separation Sum), and (ii) rights to indemnification for third-party claims against the Executive arising out of his service as an employee, officer, or director of Aegion, to the extent those rights are conferred via the Company’s Amended and Restated Certificate of Incorporation, as amended, and/or Title 8, Section 154 of the Delaware General Corporation Law (“Permitted Claims”).

3.02    The Executive has not filed and, subject to Section 3.01, agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim, or proceeding against Aegion before any local, state, or federal agency, court, or other body relating to the Executive’s employment or the termination of his employment (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Martin hereby waives, subject to Section 3.01, any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.03    By executing this document, Martin expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), and:

(a)	further acknowledges and understands that this refers to rights or claims under the ADEA;

(b)	acknowledges that this waiver of rights or claims under the ADEA is in writing and is understood by Martin;

(c)	expressly understands that by signing this Separation Agreement, Martin is not waiving any rights or claims that may arise after the date this document is signed;

(d)	acknowledges that this waiver of any rights or claims arising under the ADEA is in exchange for payment of the Separation Sum, which exceeds that to which Martin is otherwise entitled;

(e)	acknowledges that the Company has expressly advised Martin to consult an attorney of Martin’s choosing prior to signing this Separation Agreement;

(f)	acknowledges that Martin was also given a period of time not less than twenty-one (21) days within which to consider this Separation Agreement; and

(g)
acknowledges that Martin has been advised by the Company that in the event Martin signs this Separation Agreement, Martin is entitled to revoke his waiver of rights or claims arising under the ADEA within seven (7) days after signing this Separation Agreement by delivering a written notice of revocation to Mr. Callahan and that said waiver will not and does not become effective or enforceable until the seven (7) day revocation period has expired.

3.04    The Company hereby releases, gives up and waives any and all known and unknown rights, causes of action, lawsuits and claims for liability the Company may now or in the future have against the Executive in any way arising out of, based upon or relating to (i) the Executive’s employment with the Company or any of its subsidiaries, or the termination of or resignation from such employment, (ii) any promise, policy, agreement, action or conduct of the Executive to date, or (iii) any fact occurring prior to this date, except for rights, claims, causes of action and claims for liability against the Executive in any way based on any criminal conduct by the Executive, any knowing or intentional violation of law by the Executive, or any fraud or breach of fiduciary duty by the Executive (“Retained Claims”). Notwithstanding anything contained herein to the contrary, this release does not include (and the Company does not release) any Retained Claims, any claim for breach of this Agreement or any confidentiality, non-solicitation or non-competition agreement signed by the Executive, or any claims arising after this date.

3.05    If Martin accepts and signs this Separation Agreement and does not revoke the release of claims under the ADEA as described in Paragraph 3.03(g) of this Separation Agreement, then the Company shall pay the first installment of the Separation Sum, less all withholding amounts required by law, with the first payroll following the expiration of the revocation period described in Paragraph 3.03(g) of this Separation Agreement. The remainder of the severance will be paid on a pro rata basis with regularly scheduled payroll for a total period of eighteen (18) months, inclusive of the date of the first installment. However, should Martin revoke his waiver of his rights and claims under the ADEA during the revocation period such that Aegion does not receive a full release and such that Martin could pursue claims and rights under the ADEA, the amount of the Separation Sum shall be reduced to the amount of Ten Thousand Dollars and Zero Cents ($10,000.00), less withholdings required by law, to be paid with the first payroll following Martin’s revocation. In addition, the Executive shall continue to be entitled to all rights of indemnification provided to officers of the Company to the same extent as other officers of the Company.

3.06    If Martin accepts and signs this Separation Agreement and does not revoke the release of claims under the ADEA as described in Paragraph 3.02(g), and Martin elects to continue his group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and takes all necessary actions to elect such coverage, then, for the coverage period that coincides with his severance payments, Martin’s COBRA premium shall be reduced to his normal employee contribution rate. After the Severance Period expires, Martin shall be responsible for paying the full amount of the COBRA premium, in the event he elects to continue COBRA coverage.

3.07    If the Executive accepts and signs this Separation Agreement and does not revoke the release of claims under the ADEA as described in Paragraph 3.02(g), then Aegion will pay directly to a vendor of the Company’s choice up to Fifteen Thousand Dollars and Zero Cents ($15,000.00) for outplacement services for the Executive.

3.08    Martin’s rights to the 2016 restricted stock unit awards issued to Martin via the 2016 Restricted Stock Unit Agreement will be treated as if the Executive were terminated without cause. Martin acknowledges that, pursuant to the terms of the 2016 Restricted Stock Unit Agreement, 25/36 of the restricted stock units granted to him via that agreement will vest on March 31, 2018 provided the Executive remains employed by the Company through March 31, 2018, and he will forfeit the remaining 11/36 of the restricted stock units. The 2017 Restricted Stock Unit Agreement, 2016 Performance Unit Agreement, and 2017 Performance Unit Agreement entered into between the Company and the Executive were expressly terminated effective November 18, 2017.

3.09    If the Executive remains employed with the Company through March 31, 2018, the Executive’s rights under the currently exercisable stock options granted to him in 2012 will be treated as if the Executive were terminated without cause, and the Executive will have until June 29, 2018 to exercise those options. The Executive acknowledges that he must exercise the stock options granted to him in 2011 by January 19, 2018, which is the expiration date of those options. The Executive’s rights to exercise the options granted to him will be in accordance with the terms of each agreement.

3.10    During the Severance Period, the Executive shall cooperate with Aegion in the transition of Martin’s duties, including but not limited to answering questions and providing information related to the performance of the Executive’s job duties as they existed during his employment with Aegion. Martin shall also cooperate with Aegion in the event that Aegion is a party to litigation or other proceeding for which Martin may have relevant information, evidence, or testimony, and Aegion shall reimburse Martin for any lost wages, compensation, and benefits, and any reasonable expenses or costs he incurs with respect thereto.

3.11    Martin shall return all Aegion property, including but not limited to laptops, cell phones, tablets, passwords, vehicles, keys, badges, documents, and credit cards.

3.12    Martin represents, warrants, and agrees that he has not suffered any work-related injury for which he has not already filed a report with or Claim against Aegion; that Martin has been paid all wages earned at Aegion; that Martin is not aware of any existing or threatened claims, charges, or lawsuits that he has not disclosed to Aegion; that Martin does not have any legal reasons-including bankruptcies-that prevent him from fully releasing and waiving all Claims; and that Martin has not sold, assigned, transferred or otherwise conveyed to any third party any of his rights, Claims, actions or demands of any nature whatsoever relating to any matter referenced in this Separation Agreement. Martin acknowledges receipt of all salary, bonuses, incentive awards, accrued paid time off, benefit plan entitlements and other benefits (except any unpaid vested retirement benefits, if any) to which he was or could be entitled by virtue of employment with the Company as of the date of this Separation Agreement. Martin acknowledges that, as of Employment Separation Date, he has used all accrued paid time off and Aegion does not owe him payment of any accrued and unused paid time off. Martin represent, warrants, and agrees that he has been given an adequate opportunity to advise the Company’s human resources, legal, or other relevant management division, and have so advised such division in writing, of any facts that he is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of Aegion.

3.13    Martin shall avoid any one or more of interference with, disparagement of, or harm to Aegion, and/or Aegion’s employees, clients, services, and/or suppliers. Aegion will direct its directors and executive officers to not denigrate, disparage, or make any derogatory or negative statements about Martin to others outside Aegion, or instruct anyone else to do so.  Nothing in this Section 3.13 shall prevent Martin from giving truthful testimony or information to law enforcement entities, administrative agencies, or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or from making any truthful statements or comments in connection with any securities filings or to comply with any obligations under federal, state or local laws (including without limitation, any federal securities laws).

3.14    By entering into this Agreement, Aegion admits no liability to Martin. The Parties, by this Agreement, have compromised any existing or potential Claim by Martin against Aegion. In so doing, Aegion intends to extinguish all rights and liabilities concerning any Claim by Martin against Aegion.

4. Miscellaneous.
4.01    Except as provided in this Section 4.01, this Separation Agreement includes all of Martin’s Claims against Aegion, whether they are known or unknown and whether they are ascertainable at the time of its execution. This Separation Agreement reflects the Parties’ entire agreement, and it merges all agreements, representations, and understandings between the Parties, whether oral or written, or both, except that all Confidentiality, Work Product, Non-Solicitation, and Non-Competition Agreements entered into by the Executive in conjunction with his employment with the Company, and the November 18, 2017 Transition Agreement and Full Release remain in full force and effect. The stock option and restricted stock unit agreements executed by the Executive and the Company in 2012 and 2016, respectively, remain in full force and effect, except as set forth in Sections 3.08 and 3.09 of this Separation Agreement. In the event that Martin violates any of the Confidentiality, Work Product, Non-Solicitation, and/or Non-Competition Agreements executed in conjunction with his employment, Aegion’s obligations under this Separation Agreement are null and void.

4.02    The Parties intend that all provisions of this Separation Agreement comply with the requirements of Internal Revenue Code Section 409A or an exemption therefrom and the treasury regulations and written determinations issued thereunder. Any undefined, ambiguous, or incomplete definitions and provisions shall be construed consistent with this intent. No provision of this Separation Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Separation Agreement as necessary to comply with Section 409A and fulfill the purpose of the voided provision. For purposes of Code Section 409A, each installment payment provided under this Separation Agreement shall be treated as a separate payment. In no event shall Aegion be required to make, nor shall Martin be required to receive, any payment called for by this Separation Agreement at a particular time if such payment at that time shall result in the application of the tax consequences spelled out in Code Section 409A. In that case, payment will be made at such time as will not result in the imposition of any adverse tax consequences spelled out in Code Section 409A. Nothing in this Separation Agreement shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of Section 409A. No provision of this Separation Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Martin to Aegion, or any of their respective affiliates, employees, trustees or agents. All taxes associated with payments made to Martin pursuant to this Separation Agreement, including any liability imposed under Section 409A, shall be borne by Martin. All payments made to Martin pursuant to this Separation Agreement will be subject to applicable withholding for taxes and amounts owed Aegion (if any).

4.03    This Separation Agreement is deemed to have been entered into and accepted in the State of Missouri, and all questions with respect to the formation and construction of this Separation Agreement, and the rights and obligations of the parties hereto, shall be governed by and determined in accordance with the laws of the State of Missouri, which are applicable to agreements entered into and performed entirely within such State, without giving effect to the choice or conflicts of law provisions thereof. Subject to the agreement to arbitrate set forth in this Separation

Agreement, each of Aegion and Martin hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Separation Agreement exclusively may be filed, tried and litigated in the Circuit Court of Saint Louis County, Missouri or (if federal jurisdiction exists) the United States District Court for the Eastern District of Missouri. In connection with the foregoing, the Parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts, and any claim that either such forum is not a convenient or not the most convenient forum. In the event of a breach of this Separation Agreement, the breaching Party agrees to pay all costs of enforcement and collection of any and all remedies and damages, including reasonable attorneys’ fees.

4.04    The Parties agree that the prevailing party in any legal action regarding this Separation Agreement or the terms of this Separation Agreement will have reasonable attorney’s fees and costs paid by the other Party.

4.05    Martin represents and agrees that he has carefully read and fully understands all of the provisions of this Separation Agreement, that he intends to comply with each and every provision in this Separation Agreement, and that he has voluntarily executed this Separation Agreement.

4.06    A copy of this Separation Agreement was delivered to the Executive on November 14, 2017.

IN WITNESS OF THIS AGREEMENT, the Parties have executed it below.

AEGION CORPORATION	DAVID A. MARTIN

By: __________________________________	______________________________________

Title: _________________________________	Date: _________________________________

Date: _________________________________

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EXHIBIT B

November 18, 2017

Charles R. Gordon
Chief Executive Officer
Aegion Corporation
17988 Edison Ave.
Chesterfield, MO 63005

Dear Chuck:

Effective immediately, I hereby resign (a) from my position as Executive Vice President and Chief Financial Officer of Aegion Corporation; (b) as a trustee for the Aegion Corporation 401(k) and Profit Sharing Plan, the Aegion Energy Services, Inc. 401(k) Profit Sharing Plan, the Aegion Corporation Senior Management Voluntary Deferred Compensation Plan, and the Brinderson Executive Compensation Plan; and (c) from all other offices and directorships (or similar positions) of the Company’s subsidiaries and affiliates, as listed below:

Company	Position(s)
Aegion Coating Services, LLC	Director, Executive Vice President
Aegion Corrosion Protection Holdings, Ltd.	Director
Aegion Cyprus Limited	Director
Aegion Energy Services, Inc.	Director, Executive Vice President
Aegion Holding Company	Director, Executive Vice President
Aegion International Services, Inc.	Director, Executive Vice President, Chief Financial Officer
Aegion South Africa (Pty) Ltd.	Officer
AllSafe Services, Inc.	Director, Executive Vice President
Bayou Wasco Insulation, LLC	Executive Vice President, Chief Financial Officer
Brinderson Constructors, Inc.	Director, Executive Vice President
Brinderson Services, LLC	Director, Executive Vice President, Chief Financial Officer
Brinderson, L.P.	Executive Vice President
Building Chemical Supplies Limited	Executive Vice President
Concrete Solutions Limited	Executive Vice President
Corrpro Canada Holdings, Inc.	Director, Executive Vice President
Corrpro Canada, Inc.	Director, Executive Vice President
Corrpro Companies C.A.	Director, Vice President
Corrpro Companies International, Inc.	Director, Executive Vice President
Corrpro Companies, Inc.	Director, Executive Vice President
Corrpro Holdings, LLC	Director, Executive Vice President
DEH Services, LLC	Director, Executive Vice President
Environmental Techniques Limited	Director
Fibrwrap Construction LatinAmerica S.A.	Director, Senior Vice President, Chief Financial Officer
Fibrwrap Construction Services Ltd.	Director, Executive Vice President
Fibrwrap Construction Services USA, Inc.	Director, Executive Vice President
Fibrwrap Construction Services, Inc.	Director, Executive Vice President
Fyfe Co. LLC	Director, Executive Vice President
Fyfe - Latin America A.A. de C.V.	Director, President
General Energy Services	Director, Executive Vice President, Chief Financial Officer

Harcotec de Mexico S.A. de C.V.	Director, Executive Vice President
INA Acquisition Corp.	Director, Executive Vice President, Chief Financial Officer
Infrastructure Group Holdings, LLC	Director, Executive Vice President, Chief Financial Officer
Insitu Envirotech (S.E. Asia) Pte. Ltd.	Director
Insituform A/S	Director
Insituform Asia Limited	Director
Insituform Hong Kong Limited	Director
Insituform Linings Asia Sdn Bhd	Director
Insituform Netherlands Holdings, LLC	Director, Executive Vice President, Chief Financial Officer
Insituform Pacific Pty. Limited	Director
Insituform Singapore Pte. Ltd.	Director, Vice Chairman
Insituform Technologies Limited	Executive Vice President, Chief Financial Officer
Insituform Technologies Netherlands Holdings, LLC	Director, Executive Vice President, Chief Financial Officer
Insituform Technologies USA, LLC	Director, Executive Vice President
Insituform Technologies, LLC	Director, Executive Vice President
ITI International Services Canada Ltd.	Executive Vice President, Chief Financial Officer
Manufactured Technologies Corporation	Director, Executive Vice President
Ocean City Research Corporation	Director, Executive Vice President
Schultz Mechanical Contractors, Inc.	Director, Executive Vice President
The Bayou Companies, LLC	Director, Executive Vice President
Underground Solutions Technologies Group, Inc.	Director, Executive Vice President
Underground Solutions, Inc.	Director, Executive Vice President
United Pipeline Middle East, Inc.	Director, Executive Vice President
United Pipeline Systems International, Inc.	Director, Executive Vice President
United Pipeline Systems Limited	Director, Executive Vice President
United Pipeline Systems, Inc.	Director, Executive Vice President

Effective March 31, 2018, I am resigning from my employment with Aegion in any remaining capacities.

Very truly yours,

______________________________
David A. Martin